Exhibit 99.1

NEWS RELEASE

For information contact:

Kevin B. Habicht

Chief Financial Officer

(407) 265-7348

FOR IMMEDIATE RELEASE

February 9, 2012

ED FRITSCH APPOINTED TO BOARD OF DIRECTORS

OF NATIONAL RETAIL PROPERTIES, INC.

Orlando, Florida, February 9, 2012 - National Retail Properties, Inc. (NYSE: NNN), a real estate investment trust, today announced that its Board of Directors appointed Ed Fritsch as a member of the company’s board.

Mr. Fritsch is President, Chief Executive Officer and Director of Highwoods Properties, a real estate investment trust based in Raleigh, North Carolina.

“We are pleased to add a director of the caliber of Ed Fritsch,” said Craig Macnab, Chairman and Chief Executive Officer. “Ed’s extensive real estate and REIT expertise combined with his integrity and professional reputation will be a constructive addition to NNN.”

Mr. Fritsch is a member of the National Association of Real Estate Investment Trusts (NAREIT) Board of Governors and serves on its Executive Committee; Director and immediate past President of the YMCA of the Triangle; Director and audit committee member of Capital Associated Industries, Inc.; member of Wells Fargo’s Central Regional Advisory Board; steering committee member of Raleigh Diocesan Cathedral Campus Project; member of the University of North Carolina at Chapel Hill Foundation Board; Director of the University of North Carolina at Chapel Hill Real Estate Holdings; Ravenscroft Board of Trustees and Past Chair of the University of North Carolina Board of Visitors. He earned an undergraduate degree in Business Administration from the University of North Carolina at Chapel Hill.

450 S. Orange Ave., Suite 900 | Orlando, FL 32801 (800) NNN-REIT | www.nnnreit.com

National Retail Properties invests primarily in high-quality retail properties subject generally to long-term, net leases. As of December 31, 2011, the company owned 1,422 properties in 47 states with a gross leasable area of approximately 16.4 million square feet. For more information on the company, visit www.nnnreit.com.

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